Exhibit 23

INDEPENDENT AUDITOR’S CONSENT

The Board of Directors

Brantley Capital Corporation:

      We consent to the incorporation by reference in the registration statement (No. 333-17215) on Form S-8 of Brantley Capital Corporation (Company) of our report dated March 6, 2003, except for note 12, which is as of March 19, 2003, with respect to the balance sheet of Brantley Capital Corporation as of December 31, 2002, and the related statements of investments, operations, changes in net assets, and cash flows for the year ended December 31, 2002, which report appears in the 2002 Form 10-K of the Company.

KPMG LLP

Cleveland, Ohio

March 31, 2003

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